SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

AFFORDABLE TELECOMMUNICATIONS TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in its charter)

TEXAS	76-0548546
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

6227 Southwest Freeway, Houston, Texas	77074
(Address of principal executive offices)	(Zip Code)

Compensation and Consulting Agreements
(full name of the plans)

Steven H. Bethke
Affordable Telecommunications Technologies Corporation
6227 Southwest Freeway
Houston, Texas 77074
(Name and address of agent for service)

713-988-8884
(Telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 7
Exhibit Index begins on sequentially numbered page: 13

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be	to be	Offering	Aggregate Registration	Registration
Registered	Registered	Price per Share	Offering Price	Fee
Common Stock par value $.01	600,000 (1)	$1.50 (2)	$900,000	$237.60

(1) Represents shares issued pursuant to employment arrangements and consulting agreements for services provided to the Registrant and for continued services by officers, directors, consultants, and counsel to the Registrant with respect to Registrant’s business, and legal services. Additional shares may be issued to the officers, directors, consultants and counsel as set forth in this Registration Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the high bid and low asked price of the Registrant's Common Stock on April 18, 2000, the date immediately prior to the filing of this registration statement.

PART I

INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1. Plan Information.

Affordable Telecommunications Technologies Corporation (hereinafter, the "Registrant") has received services and is continuing to receive services from third party individuals in connection with the Registrant’s corporate securities matters, including; the preparation and filing of the Registrant’s Form 10-SB/12g, registering the shares in order to become a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"), which Form 10-SB/12g became effective in January 2000; the preparation of Registrant’s Annual Report on Form 10-KSB for its year ended December 31, 1999; commencement of preparation of work in connection with the Company's Quarterly Report on Form 10-QSB   for the period ended March 31, 2000; work in connection with the Registrant’s telecommunications and wireless business, and assistance in the negotiations related to mergers and acquisitions. The Registrant has agreed to issue shares of the Registrant’s common stock (the "Shares"), in consideration for the prior and continuing services rendered and to be rendered to the Registrant, as discussed more fully below.

This Registration Statement provides for the issuance of two hundred thousand Shares to Thomas J. Craft, Jr., Esq., the Registrant’s corporate securities counsel, in consideration for legal services to Registrant by Mr. Craft in connection with the preparation and review of corporate securities filings with the Securities and Exchange Commission, including assistance in the preparation and filing of the Registrant's Annual Report on From 10-KSB for the year ended December 31, 1999, and the Registrant's registration statement under the Securities Exchange Act of 1934 on Form 10-SB, and such preperation and review of such other contracts and agreements between the Registrant and third parties as requested from time to time, including documents related to mergers and acquisitions.

The Registrant has also entered into a consulting arrangement with Richard Rubin pursuant the which the Registrant has issued to Mr. Rubin two hundred thousand Shares. The consulting arrangement provides for compensation to Mr. Rubin in consideration for services to the Registrant relating to the coordination of all of Registrant’s corporate securities matters, assisting Mr. Craft in Registrant's SEC reporting and compliance work, and any assistance Mr. Rubin may provide in connection with mergers and acquisitions, including meeting with management of the Registrant from time to time.

The Registrant has also agreed to issue to Vincent Cammarata a total of two hundred thousand Shares in consideration services related to the evaluation of the terms and conditions for the acquisition of Beeper Boutique and other candidates for mergers, acquisitions and joint ventures with the Registrant, in connection with the Registrant’s wireless telecommunications retail business and expansion into a wholesale telecom operations.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant shall provide the parties receiving Shares pursuant to this registration statement, without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide such parties, without charge, upon their written or oral request, with all other documents required to be delivered to such parties pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 6227 Southwest Freeway, Houston, Texas 77074

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s Form 10-SB/12g filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

(b) A description of the Registrant’s common stock contained in the exhibits to Registrant’s Form 10-SB/12g.

(c) The Registrant's Form 10-KSB for its year ended December 31, 1999 which contains the Registrant's audited balance sheet as of December 31, 1999 and the related statements of operation, stockholders' deficit and cash flows for the two years then ended.

(d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

The Registrant has authorized 20,000,000 Shares of common stock, par value $.01 (the "Common Stock"), of which 9,720,538 Shares are issued and outstanding at April 17, 2000.

Holders of Registrant’s Common Stock are entitled to one vote per Share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of two hundred thousand Shares of common stock. Mr. Craft is not an affiliate the Registrant.

Item 6. Indemnification of Officers and Directors.

Not applicable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits:

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

Exhibit 5 Opinion of Thomas J. Craft, Jr., Esq.

Exhibit 23 Consent of Thomas J. Craft, Jr., Esq. (Contained in the Opinion)

Exhibit 23.1 Consent of Liebman, Goldberg & Drogin, LLP, Certified Public Accountants

Item 9. Undertakings:

The undersigned Registrants hereby undertakes:

(a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(c) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant any action of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER ITEM

5 Opinion of Thomas J. Craft, Jr., Esq.

23 Consent of Thomas J. Craft, Jr., Esq. (Contained in Opinion)

23.1 Consent of Liebman, Goldberg & Drogin, LLP, Certified Public Accountants

EXHIBIT 5

Thomas J. Craft, Jr., Esq.
301 Clematis Street-Suite 30000
The Galleria Building
West Palm Beach, FL 33401
Phone 561-651-7336
Fax: 561-655-3202

April 19, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Affordable Telecommunications Technologies Corporation
Registration Statement on Form S-8, Commission File No. 0-28175

Gentlemen:

I have been requested by Affordable Telecommunications Technologies Corporation (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 600,000 shares of common stock, which shares are being issued for to individuals for services to the Registrant, including services by consultants and the undersigned as counsel to the Registrant.

In connection with this opinion, I have reviewed the Form 10-SB/12g of the Registrant incorporated by reference in this registration statement, and Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999 and have determined that the Registrant is entitled to utilize Form S-8 under the Federal securities laws. I have further determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Esq.

Thomas J. Craft

EXHIBIT 23

(Contained in Opinion-Exhibit 5)

EXHIBIT 23.1

EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We previously issued our report dated April 8, 2000, accompanying the financial statements of the Registrant for the year ended December 31, 1999, filed with the Registrant’s Form 10-KSB. We hereby consent to the incorporation by reference of said report in the filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission by the Registrant.

/s/ Liebman, Goldberg & Drogin, LLP, Certified Public Accountant

Liebman, Goldberg & Drogin, LLP, Certified Public Accountants

April 19, 2000

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of April, 2000.

/s/ Steven H. Bethke

By: Steven H. Bethke

Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacity and on the date indicated

Dated: Houston, TX

April 19, 2000

/s/ Steven H. Bethke

By: Steven H. Bethke

Title: Chief Executive Officer